EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Brighid de Garay
UbiquiTel Inc.
(610) 832-3311 or (610) 453-7495

UBIQUITEL ANNOUNCES SUSPENSION OF OFFER TO EXCHANGE ITS

9 7/8% SENIOR NOTES DUE 2011

FOR

REGISTERED 9 7/8% SENIOR NOTES DUE 2011

CONSHOHOCKEN, Pa. — February 10, 2005 — UbiquiTel Operating Company, a wholly-owned subsidiary of UbiquiTel Inc. (Nasdaq: UPCS), today announced that it has suspended its offer to exchange (the “Exchange Offer”) up to $150,000,000 aggregate principal amount of its outstanding unregistered 9 7/8% Senior Notes due 2011 for up to a like aggregate principal amount of 9 7/8% Senior Notes due 2011, which have been registered under the Securities Act of 1933, due to UbiquiTel Inc. having to restate its consolidated financial statements for the years 2003 and 2002 as well as the first three quarters of 2004.

As announced in a Current Report on Form 8-K dated February 6, 2005 and filed with the Securities and Exchange Commission (the “SEC”) today, February 10, 2005, UbiquiTel Inc. determined, after reviewing its accounting practices with respect to tower leasing transactions, that it was necessary to restate its financial statements covering those periods.  The restatements, as described in the Form 8-K, resulted from the correction of accounting errors and were not attributable to any material non-compliance by UbiquiTel with any financial reporting requirement under the federal securities laws.

The Exchange Offer, initially scheduled to expire at 5:00 p.m., New York City time, tomorrow, February 11, 2005, has been suspended until further notice. UbiquiTel expects to resume the Exchange Offer, subject to applicable SEC rules and regulations, after the company has filed with the SEC its Form 10-K for the year ended December 31, 2004, with appropriate restatements, and updated the prospectus relating to the Exchange Offer.

All outstanding unregistered Senior Notes tendered to date shall be returned by The Bank of New York, as exchange agent for the offer, to tendering holders and any Senior Notes tendered subsequently shall not be accepted.

The outstanding Senior Notes have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or an offer to buy or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction.  No offering of securities shall be made except by means of an appropriate prospectus.

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